EXHIBIT 99.1

Synaptics Announces Exercise of Option to Purchase
Additional $25 Million of
0.75% Convertible Senior Subordinated Notes

     San Jose, CA – Dec. 15, 2004 – Synaptics Incorporated (Nasdaq: SYNA) today announced that the initial purchasers have exercised their option in full to purchase an additional $25 million of the company’s 0.75% Convertible Senior Subordinated Notes due 2024. This purchase increases the aggregate principal amount of notes to $125 million. The closing of the sale of additional notes is expected to occur on December 17, 2004.

     The notes are convertible into 19.7918 shares of the company’s common stock for each $1,000 principal amount of notes, representing a conversion price of approximately $50.53 per share of common stock, subject to adjustment in certain circumstances. The initial conversion price represents a premium of 40% relative to the reported last sale price of Synaptics common stock on the Nasdaq National Market of $36.09 per share on December 1, 2004. The notes are convertible upon the occurrence of certain specified events, including the last reported sale price of Synaptics’ common stock at certain times exceeding 120% of the then current conversion price. In addition, the notes will pay contingent interest commencing on December 1, 2009, if certain conditions are met. Upon conversion of the notes, the company may deliver cash, common stock, or a combination of cash and common stock.

     The company expects to use the net proceeds of the offering for working capital and general corporate purposes and potentially for future acquisitions. The company currently has no understandings or agreements with respect to any acquisitions, and no assurance can be provided that it will complete any such transactions.

     This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the notes. The notes are being offered and sold only to qualified institutional buyers in accordance with Rule 144A under the Securities Act. Any offers of the securities are being made only by means of a confidential offering memorandum. The notes and the underlying common stock issuable upon conversion of the notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

About Synaptics

     Synaptics is a leading developer of interface solutions for the mobile computing, communications, and entertainment industries. The company creates interface solutions for a variety of devices including notebook PCs, PC peripherals, digital music players, and mobile phones. The TouchPadtm, Synaptics’ flagship product, is integrated into more than 50 percent of today’s notebook computers. Consumer electronics and computing manufacturers use Synaptics’ solutions to enrich the interaction between humans and intelligent devices through improved usability, functionality, and industrial design. The company is headquartered in San Jose, California. The company’s website is www.synaptics.com.

Forward-Looking Statements

     This press release contains “forward-looking” statements about Synaptics, as that term is defined under the federal securities laws. Synaptics intends such forward-looking statements to be subject to the safe-harbor created by those laws. Such forward-looking statements include the company’s intent to complete the closing of the sale of additional notes and the company’s use of the proceeds of the offering. Synaptics cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include, but are not limited to, stock and debt market conditions, and other risks as identified from time to time in Synaptics’ SEC reports, including Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and Annual Reports on Form 10-K. All forward-looking statements are based on information available to Synaptics on the date hereof, and Synaptics assumes no obligation to update such statements.